Exhibit 99.1

                        Monroe Bancorp Chairman to Retire

     BLOOMINGTON, Ind., Feb. 9 /PRNewswire-FirstCall/ -- Monroe Bancorp (Nasdaq:
MROE) announced today that its chairman, David D. Baer, would retire from the Board of Directors of Monroe Bancorp and its banking subsidiary, Monroe Bank, at the upcoming Annual Shareholders' Meeting on April 28, 2005.

     Mr. Baer joined Monroe Bank in 1981, and became the President and Chief Executive Officer of the Bank in 1982. In 1985, Mr. Baer was given the additional title of Chairman of the Board of the Bank and Monroe Bancorp, the newly formed holding company for the Bank. At the end of 1998, Mr. Baer retired as President and Chief Executive Officer of the Company, but retained the title of Chairman of the Board, and he has served in that capacity since that time.

     During his time at Monroe Bancorp, Mr. Baer led the Company through a period of remarkable growth. Assets have increased an average of 9.1 percent per year, from $92,929,000 in 1982 to $633,970,000 in 2004. Similarly, net income increased at a compound annual growth rate of 21.3 percent, from $95,919 in 1982 to $6,705,000 in 2004.

     "Financial results don't begin to tell the story of David Baer's impact on the Bank and our community," said Mark D. Bradford, President and CEO. "During his tenure he made community involvement a top priority, and strongly encouraged all Monroe Bank employees to become active in community organizations. This spirit of community involvement is still fundamental to our success today."

     Among many personal involvements, David Baer served as Chairman of the Indiana Bankers Association, has served on the Board of Directors for the Greater Bloomington Chamber of Commerce, Friends of Music of Indiana University, the Bloomington Economic Development Corporation, Bloomington Hospital and Monroe County Board of Aviation Commissioners, and has been named a Sagamore of the Wabash. Currently, he sits on the Board of the Indiana Department of Financial Institutions.

     About Monroe Bancorp
     Monroe Bancorp, headquartered in Bloomington, Indiana, is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892 and offers a full range of financial, trust and investment services through its 16 offices in Central and South Central Indiana. The Company's common stock is traded on the NASDAQ National Stock Market under the symbol MROE.

     Contact: Mark D. Bradford
     President, Chief Executive Officer
     (812) 331-3455
     Media Contact: Danise Alano
     Vice President, Marketing Director
     (812) 353-7705
     WWW: http://www.monroebank.com

SOURCE  Monroe Bancorp
    -0-                             02/09/2005
    /CONTACT: Mark D. Bradford, President, Chief Executive Officer, +1-812-331-3455, or Media Contact: Danise Alano, Vice President, Marketing Director, +1-812-353-7705, both of Monroe Bancorp/
    /Web site:  http://www.monroebank.com /